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                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       SCHEDULE 13G

          UNDER THE SECURITIES EXCHANGE ACT OF 1934

               VININGS INVESTMENT PROP TR
          --------------------------------------
                   (NAME OF ISSUER)

                     COMMON STOCK
          --------------------------------------
              (TITLE OF CLASS OF SECURITIES)

                      927428201
         ---------------------------------------
                   (CUSIP NUMBER)

                    MAY 27, 1999
         ---------------------------------------
    (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


  CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
  SCHEDULE IS FILED:

  {X} RULE 13D-1(b)
  { } RULE 13D-1(c)
  { } RULE 13D-1(d)

 * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the
   the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
                       PAGE 1 OF 4
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CUSIP NO. 927428201     SCHEDULE 13G        PAGE 2 OF 4

   (1) NAME AND IRS NUMBER OF REPORTING PERSONS

       FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD  (#38-2562340)

   (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             A..........{ }
             B..........{ }

   (3) SEC USE ONLY

   (4) CITIZENSHIP OR PLACE OF ORGANIZATION

       MICHIGAN

    NUMBER OF SHARES OF:

   (5) SOLE VOTING POWER

       NONE

   (6) SHARED VOTING POWER

       318,558

   (7) SOLE DISPOSITIVE POWER

       NONE

   (8) SHARED DISPOSITIVE POWER

       318,558

   (9) AGGREGATE AMOUNT BENEFICAILLY OWNED

       318,558

  (10) CHECK IF AGGREGATE AMOUNT EXCEEDS CERTAIN SHARES
          { }

  (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       28.93

  (12) TYPE OF PERSON REPORTING

       IA

  (14) CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO FILING

       {X} RULE 13D-1(b)
       { } RULE 13D-1(c)
       { } RULE 13D-1(d)
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CUSIP 927428201          SCHEDULE 13G     PAGE 3 OF 4

   ITEM 1(a)   NAME OF ISSUER

               VININGS INVESTMENT PROP TR

   ITEM 1(b)   ADDRESS OF ISSUER

               3111 PACES MILL RD
               SUITE A200
               ATLANTA, GA 30339-5704

   ITEM 2(a)   NAME OF PERSON FILING

               FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD

   ITEM 2(b)   ADDRESS OF PERSON FILING

               417 ST JOSEPH ST.
               PO BOX 40
               SUTTONS BAY, MI 49682

   ITEM 2(c)   CITIZENSHIP

               MICHIGAN

   ITEM 2(d)   TITLE OF CLASS OF SECURITIES

               COMMON STOCK

   ITEM 2(e)   CUSIP NO.

               927428201

   ITEM 3 THIS STATEMENT IS BEING FILED BY AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE 13D-1(b)(1)(ii)(e)

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CUSIP 927428201         SCHEDULE 13G       PAGE 4 OF 4

   OWNERSHIP
   ITEM 4(a)   AMOUNT BENEFICIALLY OWNED

               318,558  * SEE NOTE 1 *

   ITEM 4(b)   PERCENT OF CLASS

               28.94

   ITEM 4(c)   NUMBER OF SHARES
         (i)   SOLE POWER TO VOTE

               NONE

        (ii)   SHARED POWER TO VOTE

               318,558

       (iii)   SOLE POWER TO DISPOSE

               NONE

        (iv)   SHARED POWER TO DISPOSE

               318,558

        * NOTE 1 -
        Financial & Investment Management Group, Ltd. is a registered investment advisor, managing individual client accounts. All shares represented in
        this report are held in accounts owned by the clients of Financial & Investment Management Group, Ltd. Because of this, Financial & Investment Management Group, Ltd. disclaims beneficial ownership.

   ITEM (5)    OWNERSHIP OF LESS THAN FIVE PERCENT

               CHECK THE FOLLOWING BOX IF THE STATEMENT IS BEING FILED TO NOTIFY THAT THE OWNERSHIP IS NOW LESS THAN FIVE PERCENT
               { }

   ITEM (6)    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               ALL SHARES REPRESENTED IN THIS REPORT ARE OWNED BY ADVISORY CLIENTS OF FINANCIAL & INVESTMENT MANAGEMENT GROUP, LTD, NONE OF WHICH, TO OUR KNOWLEDGE, OWNS FIVE PERCENT OR MORE OF THE CLASS

   ITEM (7) IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               NOT APPLICABLE

   ITEM (8)    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               NOT APPLICABLE

   ITEM (9)    NOTICE OF DISSOLUTION OF THE GROUP

               NOT APPLICABLE

   ITEM (10)   CERTIFICATION
               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in
               the connection with or as a participant in any transaction having such purposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               June 3, 1999

               Paul H. Sutherland
               President